CODE OF ETHICS

BLUE CHIP INVESTOR FUNDS  &

CHECK CAPITAL MANAGEMENT, INC.

(Amended December 11, 2003)

I.  Statement of General Principles

This Code of Ethics has been adopted by Blue Chip Investor Funds (the "Trust") and Check Capital Management, Inc., the investment adviser (the "Adviser") to each series of the Trust, for the purpose of instructing employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

The duty at all times to place the interests of the Trust and its shareholders first;

The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.

It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission's Rule 17j-1. Under this rule, no employee, trustee or officer of the Trust, the Adviser, any underwriter, or any affiliate of such persons may:

employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

engage in any manipulative practice with respect to the Trust or any of its shareholders.

II.  Definitions

A.

Advisory Employees: (i) employees of the Trust or the Adviser (or a company in a control relationship to a Fund or the Adviser) who, in connection with their regular functions or duties, participate in, make recommendations with respect to, or obtains information regarding the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sales, and (ii) any natural person in a control relationship to a Fund or the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Securities by a Fund.

B.

Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

C.

Compliance Officer:  Ross C. Provence or a majority of the Disinterested Trustees.

D.

Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

E.

Access Person Account: each account in which an Access Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Access Person's family members include the Access Person's spouse, minor children, any person living in the home of the Access Person and any relative of the Access Person (including in-laws) to whose support an Access Person directly or indirectly contributes.

F.

Access Persons: the officers and interested trustees of the Trust, the officers and directors of the Adviser, and the Advisory Employees.

G.

Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) with respect to affiliated registered open-end investment companies.

H.

Funds: Blue Chip Investor Fund, a series of the Trust; and Blue Chip Investor Horizon Fund, a series of the Trust.

I.

Related Entity: a partnership or other entity 1) in which persons unaffiliated with the Adviser or any Access Person (and not otherwise subject to this Code) participate and 2) to which the Adviser or an Access Person acts as adviser, general partner or other fiduciary.

J.

Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

K.

Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies.

L.

Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Access Person Account.

III.  Personal Investment Guidelines

A.

Personal Accounts:

1.

The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions.  Access Persons must remember that regardless of the transaction's status as exempt or not exempt, the Access Person's fiduciary obligations remain unchanged.

2.

While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for the Fund or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.

3.

A Securities Transaction effected on behalf of a Related Entity is subject to this Code because the Adviser or an Access Person has an interest in the Related Entity. While the Adviser and each Access Person is subject at all times to the fiduciary obligations described in this Code, paragraphs 4 and 5 of this Section III do not apply to a Securities Transaction effected on behalf of a Related Entity.

4.

Except as provided in paragraph 3 of this Section III, Access Persons may not execute a Securities Transaction for a security with less than $2 billion of market capitalization on the same day during which a purchase or sell order in that same Security or a Related Security is pending for the Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction.  Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Access Person must disgorge to the Fund the value received by the Access Person due to any favorable price differential received by the Access Person. For example, if the Access Person buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Access Person will pay $100 (100 shares x $1 differential) to the Fund.

5. Except as provided in paragraph 3 on this Section III, an Advisory Employee may not execute a Securities Transaction for a Security with less than $2 billion of market capitalization within three (3) calendar days before a transaction in the same Security or a Related Security has been executed on behalf of the Fund, unless the Access Person's transactions are executed on the same day and blocked with the Fund's transactions.  For any Access Person transactions executed on same day as Fund transactions, the Access Person must receive an equal or worse execution price, regardless of market capitalization.  If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Access Person must disgorge to the Fund the value received by the Access Person due to any favorable price differential received by the Access Person.

6.

In connection with a private placement acquisition the Access Person must pre- clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, and whether the opportunity is being offered to the Access Person by virtue of the Access Person's position with the Trust or the Adviser.  If authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.  Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of the Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

7.      Access Persons are prohibited from acquiring any Securities in an initial public offering without pre clearance by the Compliance Officer.

B.

Other Restrictions:

1.

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds' shareholders. In the event that board service is authorized, Access Persons serving as directors will be isolated from other Access Persons making investment decisions with respect to the securities of the company in question.

IV.  Compliance Procedures

A.

Access Person Disclosure:

1.      Within ten (10) days of commencement of employment with the Trust or the Adviser, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Access Person: a) the title, number of shares and principal amount of each Security in which the Access Person has a Beneficial Interest when the person became an Access Person, b) the name of any broker/dealer with whom the Access Person maintained an account when the person became an Access Person, and c) the date the report is submitted.

2.      Annually, each Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.   In addition, each Access Person shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person, and 3) the date the report is submitted.

B.

Compliance:

1.      All Access Persons must provide copies of all broker confirmations and periodic account statements to the Compliance Officer.  Each Access Person must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Access Person acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions but excluding transactions effected on behalf of a Related Entity, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.  The Access Person may supply a brokerage statement instead of the quarterly report if the statement includes all information required by Rule 17j-1 and is received within the ten day period.

2.

The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Access Person has not violated the Code. The Access Person's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

3.

If an Access Person violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Access Person, or suspension or termination of the Access Person's relationship with the Trust and or the Adviser.

4.

For purposes of reviewing the Securities Transactions permitted by paragraph 3 of Section III, the Compliance Officer will, on a quarterly basis, provide the Disinterested Trustees with a report which discloses all Securities Transactions effected on behalf of a Related Entity if the Fund sold or purchased the same Security or Related Security on the same day. The report to will disclose, for the Fund transaction and the Related Entity transaction, the name of the broker, number of shares, commission and price paid. The Compliance Officer will also disclose to the Disinterested Trustees the name of each Related Entity and the percentage of each Related Entity not owned by Access Persons or the Adviser, and report to the Disinterested Trustees any material change in such information.

5.

The management personnel of the Trust and the Adviser will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.

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